Exhibit 10.2

AMGEN INC. SUPPLEMENTAL

RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2005)

AMGEN SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2005)

ARTICLE I

INTRODUCTION AND PLAN PURPOSE

1.1 History, Purpose and Effective Date. The Amgen Supplemental Retirement Plan (the “Plan”) was established by Amgen Inc. (the “Company”) effective as of January 1, 1993, was amended and restated effective January 1, 1998, and again effective November 1, 1999. The purpose of this Plan is to provide benefits to employees of the Company and certain of its affiliates and subsidiaries whose Matching Contributions and Nonelective Contributions are limited under the Amgen Inc. Retirement and Savings Plan (the “Retirement Plan”), whether because of statutory limitations or because of employee deferrals to the Amgen Nonqualified Deferred Compensation Plan (the “NQDC”), or both. The Company intends that the Plan will provide benefits to a select group of management or highly compensated employees. The following provisions constitute and amendment and restatement of the Plan generally effective January 1, 2005, unless a different effective date is stated herein.

1.2 Merger of Immunex Plan. Effective January 1, 2005, the Immunex Key Employee Plan (the “Immunex Plan”) is merged with and into the Plan. As of such date, the balances of each participant’s account in the Immunex Plan will be transferred to this Plan and credited to a separate account in the Participant’s name. Thereafter, such account will be subject to the provisions of this Plan, including the earnings provisions of Section 4.3 and the distribution provisions of Article V, unless specifically provided otherwise in the Plan.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following terms, when capitalized, have the following meanings. Any capitalized term in this Plan that is not defined in this Article II has the meaning given such term in the Retirement Plan.

2.1 Account means the Account maintained by the Company in accordance with Article IV with respect to Plan Credits and Earnings.

2.2 Beneficiary means the person, persons or entity entitled under Article VI to receive Plan benefits payable in the event of your death.

2.3 Board means the Board of Directors of the Company.

2.4 Code means the Internal Revenue Code of 1986, as amended.

2.5 Committee means the Compensation Committee of the Company’s Board.

2.6 Company means Amgen Inc. or any subsidiary or affiliate of Amgen Inc. selected by the Board or the Committee to participate in the Plan and excludes any disregarded entity pursuant to Treasury Regulations section 301.7701-3, unless such disregarded entity is selected by the Board or Committee to participate in the Plan.

2.7 Compensation has the same meaning as such term has under the Retirement Plan, except that, for purposes of this Plan, Compensation is not limited by the Salary Cap, includes amounts that are deferred into the NQDC.

2.8 Deferral Commitment means the election to defer “Participant Elected Contributions,” as described in the Retirement Plan.

2.9 Earnings means the amount credited to your Account under Section 4.3 of the Plan.

2.10 Immunex Account means the account established to record account balances that were transferred from the Immunex Plan, and Earnings thereon. Your Immunex Account will be credited with Earnings in accordance with Section 4.3 and, except as specifically provided otherwise in the Plan, will be subject to the distribution provisions of Article V.

2.11 Normal Retirement Date means the first day of the month coinciding with or next following your attainment of age 65.

2.12 NQDC means the Amgen Nonqualified Deferred Compensation Plan.

2.13 Participation Agreement means the agreement you file with the Committee acknowledging the terms of the Plan and enrolling in the Plan.

2.14 Plan means this Amgen Inc. Supplemental Retirement Plan.

2.15 Plan Credits means the amount credited to your Account under Section 4.2 and, where applicable, also includes Core Credits and Matching Credits that were made to your Account for periods prior to January 1, 2005.

2.16 Retirement Plan means the Amgen Inc. Retirement and Savings Plan.

2.17 Salary Cap means the highest level of compensation that can be considered for the purpose of calculating benefits under Section 401(a)(17) of the Code.

2.18 Spouse means your wife or husband who is lawfully married to you at the time of your death.

2.19 Years of Service means, effective April 1, 2004, a continuous period of employment beginning on your date of hire with the Company and ending on the date your employment with the Company terminates for any reason. You will be credited with one Year of Service for each consecutive 12-month-period beginning on your hire date, and each anniversary thereof, that you remain employed with the Company. If your employment with the Company terminates and you are later rehired, your prior Years of Service under the Plan will be disregarded and your Years of Service for purposes of vesting in Plan Credits after the rehire date will be determined from the date of your rehire until your subsequent termination of employment.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. You are eligible to receive credits in your Account as provided in Section 4.2 of the Plan during the time you are eligible to participate in the Retirement Plan and either your Compensation for the relevant calendar year is in excess of the Salary Cap, or you elect to make a deferral into the NQDC, or both.

3.2 Automatic Participation. Once you satisfy the eligibility requirements under Section 3.1, you will automatically be enrolled in the Plan and eligible to receive Plan Credits under Article IV of the Plan.

3.3 Participation. After you first become eligible, you will continue to participate in the Plan (that is, you will receive Earnings on the balance in your Account) as long as you have not received a distribution of your Account, even if you are no longer eligible to receive credits under the Plan.

ARTICLE IV

CREDITS TO YOUR ACCOUNT

4.1 Account. For record keeping purposes only, an Account will be maintained for all persons participating in the Plan. Your Account will be used solely to determine the amounts to be paid to you under the Plan. Your Account will not constitute or be treated as a trust fund for your benefit.

4.2 Credits. For each year you are eligible, the Company will credit your Account with your share of Plan Credits in an amount equal to (i) ten percent (10%), multiplied by (ii) your Compensation for the year that is not recognized under the Retirement Plan either because it is in excess of the Salary Cap, or deferred under the NQDC, or both.

4.3 Earnings. Your Account will be credited with Earnings with respect to the investments of the Plan Credits credited to your Account. Earnings will be credited at the rate declared by the Committee, acting in its sole discretion, after taking into account the investment performance of the investment vehicles selected by the Committee, or, if the Committee permits, selected by you from among the investment vehicles available under the Retirement Plan (excluding the Amgen Inc. Stock Fund).

4.4 Vesting of Your Account. Your Account will become fully vested upon termination of your employment with the Company on or after (1) your Normal Retirement Date, (2) the date of your Disability, or (3) your death. If your employment with the Company is terminated for any other reason, your Account will be vested in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3	0%
3 or more	100%

Notwithstanding the foregoing vesting schedule, if a portion of your Compensation for a year consists of amounts that were deferred under the NQDC, then a portion of that year’s Plan Credits in an amount equal to (i) 10%, multiplied by (ii) the amount of Compensation deferred under the NQDC that would have been taken into account under the Retirement Plan if it had not been deferred, shall be immediately vested.

Any portion of your Account that is not vested on your termination of employment will be permanently forfeited. All Accounts will be subject to the creditors of the Company in the event of the insolvency of the Company.

4.5 Determination of Accounts. Your Account will consist of all your credited Plan Credits and Earnings.

4.6 Statement of Accounts. Prior to March 1 of each year or at such other time as determined by the Committee, the Committee will distribute statements to you showing the balance of your Account.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. Following the termination of your employment with the Company, the Company will pay you the vested balance in your Account. The payment will be made to you in a lump sum cash payment as soon as administratively practicable following your termination of employment. In the event of your death prior to receiving a distribution of your vested Account balance, the unpaid balance will be paid to your Beneficiary as soon as administratively practicable following your death.

5.2 Withholding Payroll Taxes. The Company will withhold any taxes required to be withheld from payments made from the Plan to satisfy any federal, state, or local requirements regarding tax withholding.

5.3 Payments to Incompetents. Whenever and as often as any person entitled to receive a distribution under the Plan shall be under a legal disability or, in the sole judgment of the Committee, shall otherwise be unable to care for such distributions to the person’s own best interest and advantage, the Committee, in the exercise of its discretion, may direct such distributions to be made in any one or more of the following ways:

(a)	directly to such person;

(b)	to such person’s spouse;

(c)	to such person’s legal guardian or conservator; or

(d)	to any other person to be held and used for such person’s benefit.

The decision of the Committee shall, in each case, be final and binding upon all parties, and any distribution made pursuant to the power herein conferred on the Committee shall, to the extent so made, be a complete discharge of the obligations under the Plan of the Company and the Committee with respect to such person.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Your Beneficiary under the Plan will be the same Beneficiary you select under the Retirement Plan. If you change your Beneficiary designation under the Retirement Plan, your Beneficiary designation under the Plan will automatically change as well.

6.2 No Beneficiary Designation. If you fail to designate a Beneficiary under the Retirement Plan, or if the Beneficiary you designate dies before you or before complete distribution of your benefits, your designated Beneficiary will be the first of the following classes in which there is a survivor:

(a)	your surviving Spouse;

(b)	your children, except if any of the children predecease you but leave surviving issue, then such issue will take by right of representation the share the parent would have taken if living;

(c)	your estate.

6.3 Effect of Payment. The distribution to the Beneficiary completely discharges Company’s obligations under this Plan.

ARTICLE VII

ADMINISTRATION

7.1 Committee; Duties. This Plan is administered by the Committee, or its duly appointed delegate or delegates, who may or may not be employees of the Company. The Committee (or its delegates) has the same duties, discretionary and interpretive authority and rights under this Plan as the Global Benefits Committee, and its appointees and delegates, has under the Retirement Plan; provided, however, nothing in this Section 7.1 shall be construed to impose any fiduciary duty on the Committee or its delegates under ERISA. The decisions or actions of the Committee with respect to any question arising out of or in connection with the administration, interpretation or application of the Plan and the rules or regulations promulgated hereunder will be final, conclusive and binding upon all persons having any interest in the Plan.

7.2 Indemnity of Committee. The Company will indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of the Committee’s gross negligence or willful misconduct.

7.3 Claims Procedure. The Claims Procedure under the Plan is the same as that under the Retirement Plan, including the arbitration requirements set forth therein.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment. The Committee may at any time amend the Plan in whole or in part. No amendment may decrease or restrict the amount accrued in any Account maintained under the Plan through the date of Amendment.

8.2 Company’s Right to Terminate. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.

ARTICLE IX

MISCELLANEOUS

9.1 Unfunded Plan. This Plan is intended to be an unfunded plan for tax law purposes and for purposes of Title I of the Employee Retirement Income Act of 1974, as amended (“ERISA”), maintained primarily to provide benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are members of management who, by virtue of their position with the Company, are uniquely informed as to the Company’s operations and have the ability to materially affect the Company’s profitability and operations.

9.2 Unsecured General Creditor. Neither you nor your Beneficiaries, heirs, successors and assigns will have any legal or equitable rights, interest or claims in any property or assets of the Company, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company. Such policies or other assets of the Company will not be held under any trust for your benefit or that of your Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and policies will be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan will be that of an unfunded and unsecured promise of the Company to pay money in the future.

9.3 Trust Fund. The Company will pay all Plan benefits. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company will have no further obligation with respect thereto, but to the extent not so paid, such benefits will remain the obligation of, and paid by, the Company.

9.4 Nonassignability. Neither you nor any other person may commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by you or any other person (other than amounts owed to the Company’s creditors in the event of the Company’s insolvency), nor be transferable by operation of law in the event of the bankruptcy or insolvency of you or any other person (other than the Company). Notwithstanding the above, vested benefits will be payable to an individual other than you under this Plan in accordance with a court order upon the determination by the Committee that such order (i) has been issued by a court with appropriate jurisdiction (ii) has been properly served on the Company, (iii) is reasonably clear to, and administrable by, the Committee, (iv) does not require any benefit not otherwise provided under the Plan, and (v) requires payment of a portion of your vested Account to someone other than you.

9.5 Not a Contract of Employment. The terms and conditions of this Plan may not be construed to constitute a contract of employment between you and the Company and you (or your Beneficiary) will have no rights against the Company except as otherwise specifically provided herein. Moreover, nothing in this Plan will be deemed to give you the right to be retained in the service of the Company as an employee or otherwise, or to interfere with the right of the Company to discipline or discharge you at any time.

9.6 Cooperation. You are required to cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

9.7 Terms. Whenever words are used in this Plan in the masculine they will be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used in this Plan in the singular or in the plural, they will be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.

9.9 Governing Law. The provisions of this Plan are to be construed and interpreted according to the laws of the State of California to the extent that they have not been preempted by federal law.

9.10 Validity. In case any provision of this Plan is found to be held illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this

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IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document as of October 7, 2004.

“Company”

Amgen Inc., a Delaware corporation

By:	/s/ BRIAN MCNAMEE
Title:	Senior Vice President, Human Resources

APPENDIX A

Participating Subsidiaries and Affiliates of Amgen Inc.

1.	Amgen USA Inc. – January 1, 2002
2.	Immunex Corporation – January 1, 2003
3.	Immunex Manufacturing Corporation - January 1, 2003
4.	Immunex Rhode Island Corporation - January 1, 2003
5.	Amgen Worldwide Services, Inc. – January 1, 2004
6.	Amgen San Francisco, LLC - January 1, 2005
7.	Tularik Pharmaceutical Company – January 1, 2005